Exhibit 4.89

AMENDED AND RESTATED
10% PROMISSORY NOTE

This AMENDED AND RESTATED 10% PROMISSORY NOTE is made and entered into as of February 28, 2020 by and between Tauriga Sciences, Inc., a Florida corporation (the “Company”), with its principal executive offices at ______________________________________________________________________________, and Tangiers Global, LLC (the “Investor”), a Wyoming limited liability company, with its principal executive offices at Caribe Plaza Office Building 6th Floor, Palmeras St. # 53, San Juan, PR 00901 (collectively, the “Parties”).

WHEREAS, the Company and Tangiers previously entered into that certain 10% Convertible Promissory Note dated November 5, 2019 in the original principal sum of $137,500 (the “Original Note”).

WHEREAS, the Parties wish to amend and restate the Original Note to read as set forth herein.

NOW, THEREFORE, is consideration of the mutual covenants and promises set forth below, the Original Note is amended, and restated in its entirety, as set forth below.

[Remainder of Page Left Blank.]

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Note: November 5, 2019

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL SUM REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL SUM AND ACCRUED INTEREST SET FORTH BELOW.

10% FIXED CONVERTIBLE PROMISSORY NOTE

OF

TAURIGA SCIENCES, INC.

Issuance Date: November 5, 2019

Principal Sum: $137,500

THIS NOTE is a duly authorized Fixed Convertible Promissory Note of Tauriga Sciences, Inc., a corporation duly organized and existing under the laws of the State of Florida (the “Company”), designated as the Company’s 10% Fixed Convertible Promissory Note due August 5, 2020 (“Maturity Date”) in the face amount of $137,500 (the “Note”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Tangiers Global, LLC or its registered assigns or successors-in-interest (the “Holder”) the Principal Sum of $137,500 (the “Principal Sum”) and to pay “guaranteed” interest on the principal balance hereof at an amount equivalent to 10% of the Principal Sum, to the extent such Principal Sum and “guaranteed” interest and any other interest, fees, liquidated damages and/or items due to Holder herein have not been repaid or converted into the Company’s Common Stock (the “Common Stock”), in accordance with the terms hereof. The sum of $125,000 shall be remitted and delivered to the Company, and $12,500 shall be retained by the Holder through an original issue discount (the “OID”) for due diligence and legal bills related to this transaction. The OID is set at 10% of any consideration paid. The Company covenants that within ____________________ months of the Effective Date of the Note, it shall utilize approximately $125,000 of the proceeds in the manner set forth on Schedule 1, attached hereto (the “Use of Proceeds”), and shall promptly provide evidence thereof to Holder, in sufficient detail as reasonably requested by Holder.

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In addition to the “guaranteed” interest referenced above, and upon the occurrence of an Event of Default (as defined in Section 3.00(a)), additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 20% per annum or the highest rate permitted by law (the “Default Rate”).

This Note will become effective only upon the execution by both parties, including the execution of Exhibits B, C, D, E, Schedule 1 (collectively, the “Exhibits”), and the Irrevocable Transfer Agent Instructions (the “Date of Execution”) and delivery of the initial payment of consideration by the Holder (the “Effective Date”). The Company acknowledges and agrees the Exhibits are material provisions of this Note.

For purposes hereof the following terms shall have the meanings ascribed to them below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Fixed Conversion Price” shall be equal to $0.03 per share.

“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note (including the original issue discount, prorated if the Note has not been funded in full), (ii) all guaranteed and other accrued but unpaid interest hereunder, (iii) any fees due hereunder, (iv) liquidated damages, and (v) any default payments owing under the Note, in each case previously paid or added to the Principal Amount.

“Principal Market” shall refer to the primary exchange or trading platform on which the Company’s common stock is traded or quoted.

“Trading Day” shall mean a day on which there is trading or quoting for any security on the Principal Market.

“Underlying Shares” means the shares of Common Stock into which the Note is convertible (including interest, fees, liquidated damages and/or principal payments in common stock as set forth herein) in accordance with the terms hereof.

The following terms and conditions shall apply to this Note:

Section 1.00 Repayment.

(a) The Company may pay this Note, in whole or in part, in cash or in other good funds, according to the following schedule:

Days Since Effective Date	Payment Amount
Under 90	120% of Principal Amount so paid
91-180	133% of Principal Amount so paid

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(b) After 180 days from the Effective Date, the Company may not pay this Note, in whole or in part, in cash or in other good funds, without prior written consent from Holder, which consent may be withheld, delayed, denied, or conditioned in Holder’s sole and absolute discretion. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day. Upon the occurrence of an Event of Default, the Company may not pay the Note, in whole or in part, in cash or in other good funds without written consent of the Holder, which consent may be withheld, delayed, denied, or conditioned in Holder’s sole and absolute discretion. Further, the Company shall provide the Holder with two weeks’ prior written notice of the Company’s determination to pay any or all of its obligations hereunder. During such two-week period, the Holder may exercise any or all of its conversion rights hereunder. In the event that the Holder does not exercise its conversion rights in respect of any or all of such noticed, prospective payment, the Company shall tender the full amount set forth in such notice (less any amount in respect of which the Holder has exercised its conversion rights) to the Holder within 2 Business Days following the Holder’s exercise (or notification to the Company of non-exercise) of the Holder’s conversion rights in respect of the amount set forth in such notice. Any such payment by the Company in connection with this provision shall be deemed to have been made on the date that the Holder first receives the above-referenced notice.

Section 2.00 Conversion.

(a) Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder’s sole option, at any time and from time to time to convert in whole or in part the outstanding and unpaid Principal Amount under this Note into shares of Common Stock at the Conversion Price (defined below), but not to exceed the Restricted Ownership Percentage, as defined in Section 2.00(f). The date of any conversion notice (“Conversion Notice”) hereunder shall be referred to herein as the “Conversion Date”. The Fixed Conversion Price shall be equitably adjusted in the event of a forward split, stock dividend, or the like, but shall not be adjusted in the event of a reverse split, recombination, or the like.

(b) Stock Certificates or DWAC. The Company will deliver to the Holder, or Holder’s authorized designee, no later than 2 Trading Days after the Conversion Date, a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading restrictions if the shares of Common Stock underlying the portion of the Note being converted are eligible under a resale exemption pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) of the Securities Act of 1933, as amended) representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company’s transfer agent is participating in Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer (“FAST”) program, the Company shall instead use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposits and Withdrawal at Custodian (“DWAC”) program (provided that the same time periods herein as for stock certificates shall apply).

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(c) Charges and Expenses. Issuance of Common Stock to Holder, or any of its assignees, upon the conversion of this Note shall be made without charge to the Holder for any issuance fee, transfer tax, legal opinion and related charges, postage/mailing charge or any other expense with respect to the issuance of such Common Stock. Company shall pay all transfer agent fees incurred from the issuance of the Common Stock to Holder, as well as any and all other fees and charges required by the transfer agent as a condition to effectuate such issuance.

(d) Delivery Timeline. If the Company fails to deliver to the Holder such certificate or certificates (or shares through the DWAC program) pursuant to this Section (free of any restrictions on transfer or legends, if eligible) prior to 20 Trading Days after the Conversion Date, the Company shall pay to the Holder as liquidated damages an amount equal to $2,000 per day, until such certificate or certificates are delivered. The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder’s actual damages and costs resulting from a failure to deliver the Common Stock and the inclusion herein of any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs. Such liquidated damages will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

(e) Reservation of Underlying Securities. The Company covenants that it will at all times reserve and keep available for Holder, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, five times the number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 2.00, but without regard to any ownership limitations contained herein) upon the conversion of this Note (consisting of the Principal Amount), under the formula in Section 3.00(c) below, to Common Stock (the “Required Reserve”). The Company covenants that all shares of Common Stock that shall be issuable will, upon issue, be duly authorized, validly issued, fully-paid, non-assessable and freely-tradable (if eligible). If the amount of shares on reserve in Holder’s name at the Company’s transfer agent for this Note shall drop below the Required Reserve, the Company will, within 2 Trading Days of notification from Holder, instruct the transfer agent to increase the number of shares so that the Required Reserve is met. The Company agrees that the maintenance of the Required Reserve is a material term of this Note and any breach of this Section 2.00(e) will result in a default of the Note.

(f) Conversion Limitation. The Holder will not submit a conversion to the Company that would result in the Holder beneficially owning more than 9.99% of the then total outstanding shares of the Company (“Restricted Ownership Percentage”).

(g) Conversion Delays. If the Company fails to deliver shares in accordance with the timeframe stated in Section 2.00(d), the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares. The rescinded conversion amount will be returned to the Principal Sum with the rescinded conversion shares returned to the Company, under the expectation that any returned conversion amounts will tack back to the Effective Date.

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(h) Shorting and Hedging. Holder may not engage in any “shorting” or “hedging” transaction(s) in the Common Stock of the Company prior to conversion.

(i) Conversion Right Unconditional. If the Holder shall provide a Conversion Notice as provided herein, the Company’s obligations to deliver Common Stock shall be absolute and unconditional, irrespective of any claim of setoff, counterclaim, recoupment, or alleged breach by the Holder of any obligation to the Company.

Section 3.00 Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder; (ii) a default in the timely issuance of underlying shares upon and in accordance with terms of Section 2.00, which default continues for 2 Trading Days after the Company has failed to issue shares or deliver stock certificates within the 3rd Trading Day following the Conversion Date; (iii) if the Company does not issue the press release or file the Quarterly Report on Form 10-Q, in each case in accordance with the provisions and the deadlines referenced Section 5.00(i); (iv) failure by the Company for 3 days after notice has been received by the Company to comply with any material provision of this Note; (iv) any representation or warranty of the Company in this Note that is found to have been incorrect in any material respect when made, including, without limitation, the Exhibits; (vi) failure of the Company to remain compliant with DTC, thus incurring a “chilled” status with DTC; (vii) any default of any mortgage, indenture or instrument which may be issued, or by which there may be secured or evidenced any indebtedness, for money borrowed by the Company or for money borrowed the repayment of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter; (viii) if the Company is subject to any Bankruptcy Event; (ix) any failure of the Company to satisfy its “filing” obligations under Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and guidelines issued by OTC Markets News Service, OTCMarkets.com and their affiliates; (x) failure of the Company to remain in good standing under the laws of its state of domicile; (xi) any failure of the Company to provide the Holder with information related to its corporate structure including, but not limited to, the number of authorized and outstanding shares, public float, etc. within 1 Trading Day of request by Holder; (xii) failure by the Company to maintain the Required Reserve in accordance with the terms of Section 2.00(e); (xiii) failure of Company’s Common Stock to maintain a closing bid price in its Principal Market for more than 3 consecutive Trading Days; (xiv) any delisting from a Principal Market for any reason; (xv) failure by Company to pay any of its transfer agent fees in excess of $2,000 or to maintain a transfer agent of record; (xvi) failure by Company to notify Holder of a change in transfer agent within 24 hours of such change; (xvii) any trading suspension imposed by the United States Securities and Exchange Commission (the “SEC”) under Sections 12(j) or 12(k) of the 1934 Act; (xviii) failure by the Company to meet all requirements necessary to satisfy the availability of Rule 144 to the Holder or its assigns, including but not limited to the timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website; or (xix) failure of the Company to abide by the Use of Proceeds or failure of the Company to inform the Holder of a change in the Use of Proceeds.

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(b) Remedies. If an Event of Default occurs, the outstanding Principal Amount of this Note owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means 33% of the outstanding Principal Amount of this Note will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, this Note shall accrue additional interest, in addition to the Note’s “guaranteed” interest, at a rate equal to the lesser of 20% per annum or the maximum rate permitted under applicable law. Finally, after the occurrence of an Event of Default that results in the eventual acceleration of this Note, an additional 10% increase to the Conversion Price discount will go into effect. In connection with such acceleration described herein, the Holder need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 3.00(b). No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

(c) Variable Conversion Price. If the Note is not retired on or before the Maturity Date, then at any time and from time to time after the Maturity Date, and subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder’s sole option, to convert in whole or in part the outstanding and unpaid Principal Amount under this Note into shares of Common Stock at the Variable Conversion Price. The “Variable Conversion Price” (together with the Fixed Conversion Price, the “Conversion Price”) shall be equal to the lower of: (a) the Fixed Conversion Price or (b) 66% of the lowest volume weighted average price of the Company’s Common Stock during the 20 consecutive Trading Days prior to the date on which Holder elects to convert all or part of the Note. For the purpose of calculating the Variable Conversion Price only, any time after 4:00 pm Eastern Time (the closing time of the Principal Market) shall be considered to be the beginning of the next Business Day. If the Company is placed on “chilled” status with the DTC, the discount shall be increased by 10%, i.e., from 34% to 44%, until such chill is remedied. If the Company is not DWAC eligible through their transfer agent and DTC’s FAST system, the discount will be increased by 5%, i.e., from 34% to 39%. In the case of both, the discount shall be a cumulative increase of 15%, i.e., from 34% to 49%.

Section 4.00 Representations and Warranties of Holder.

Holder hereby represents and warrants to the Company that:

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(a) Holder is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “1933 Act”), and will acquire this Note and the Underlying Shares (collectively, the “Securities”) for its own account and not with a view to a sale or distribution thereof as that term is used in Section 2(a)(11) of the 1933 Act, in a manner which would require registration under the 1933 Act or any state securities laws. Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of the Securities. Holder can bear the economic risk of the Securities, has knowledge and experience in financial business matters and is capable of bearing and managing the risk of investment in the Securities. Holder recognizes that the Securities have not been registered under the 1933 Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the 1933 Act or unless an exemption from registration is available. Holder has carefully considered and has, to the extent Holder believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Securities for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, and has determined that the Securities are a suitable investment for it. Holder has not been offered the Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Holders’ knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Holder has had an opportunity to ask questions of and receive satisfactory answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of the Securities and the Company, and all such questions have been answered to the full satisfaction of Holder. The Company has not supplied Holder any information regarding the Securities or an investment in the Securities other than as contained in this Agreement, and Holder is relying on its own investigation and evaluation of the Company and the Securities and not on any other information.

(b) The Holder is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. The Holder is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(c) All limited liability company action has been taken on the part of the Holder, its officers, directors, managers and members necessary for the authorization, execution and delivery of this Note. The Holder has taken all limited liability company action required to make all of the obligations of the Holder reflected in the provisions of this Note, valid and enforceable obligations.

(d) Each certificate or instrument representing Securities will be endorsed with the following legend (or a substantially similar legend), unless or until registered under the 1933 Act or exempt from registration:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

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Section 5.00 General.

(a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(b) Assignment, Etc. The Holder may assign or transfer this Note to any transferee at its sole discretion. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(c) Amendments. This Note may not be modified or amended, or any of the provisions of this Note waived, except by written agreement of the Company and the Holder.

(d) Funding Window. The Company agrees that it will not enter into a convertible debt financing transaction, including 3(a)(9) and 3(a)(10) transactions, with any party other than the Holder for a period of 15 Trading Days following the Effective Date. The Company agrees that this is a material term of this Note and any breach of this will result in a default of the Note.

(e) Terms of Future Financings. Purposely withheld.

(f) Governing Law; Jurisdiction.

(i) Governing Law. This Note will be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Puerto Rico without regard to any conflicts of laws or provisions thereof that would otherwise require the application of the law of any other jurisdiction.

(ii) Jurisdiction and Venue. Any dispute, claim, suit, action or other legal proceeding arising out of or relating to this Note or the rights and obligations of each of the parties shall be brought only in the San Juan, Puerto Rico or in the federal courts of the United States of America located in San Juan, Puerto Rico.

(iii) No Jury Trial. The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.

(iv) Delivery of Process by the Holder to the Company. In the event of an action or proceeding by the Holder against the Company, and only by the Holder against the Company, service of copies of summons and/or complaint and/or any other process that may be served in any such action or proceeding may be made by the Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known attorney as set forth in its most recent SEC filing.

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(v) Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

(g) No Bad Actor. No officer or director of the Company would be disqualified under Rule 506(d) of the Securities Act of 1933, as amended, on the basis of being a “bad actor” as that term is established in the September 13, 2013 Small Entity Compliance Guide published by the SEC.

(h) Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates any applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal, fees, liquidated damages or interest on this Note.

(i) Securities Laws Disclosure; Publicity. The Company shall include in its Quarterly Report on Form 10-Q for period ending September 30, 2019 a description of the material terms of the Note with the SEC within the time required by the 1934 Act. From and after the filing of such Form 10-Q, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company, or any of its officers, directors, employees, or agents in connection with the transactions contemplated by this Note. The Company and the Holder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Holder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Holder, or without the prior consent of the Holder, with respect to any press release of the Company, none of which consents shall be unreasonably withheld, delayed, denied, or conditioned except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Holder, or include the name of the Holder in any filing with the SEC or any regulatory agency or Principal Market, without the prior written consent of the Holder, except to the extent such disclosure is required by law or Principal Market regulations, in which case the Company shall provide the Holder with prior notice of such disclosure permitted hereunder.

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IN WITNESS WHEREOF, the Company has caused this Fixed Convertible Promissory Note to be duly executed on the day and in the year first above written.

TAURIGA SCIENCES, INC.

By:
Name:	Seth Shaw
Title:	CEO
Email:	sshaw@tauriga.com

Address:	555 Madison Avenue 5th Floor Suite 506 New York, NY 10022

This Amended & Restated Fixed Convertible Promissory Note is accepted this _______day of_______________,2020 by

TANGIERS GLOBAL, LLC

By:
Name:
Title:	Managing Member

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